ATS Corporation Elects Anita Jones and James Swartwout to Board of Directors

New Directors Add Extensive Operational, Technical, Industry and Public Company Experience

MCLEAN, VA – (PRNEWSWIRE) – May 24, 2010, ATS Corporation (“ATSC” or the “Company”) (NYSE Amex: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced the election of Anita K. Jones and James R. Swartwout to its Board of Directors.  The election of these directors represents the addition of two new positions to the ATSC board.   ATSC’s board now totals 9 members, 8 of whom are non-employee directors.   Joel R. Jacks and Edward J. Smith were also re-elected to the ATSC Board of Directors at the May 18, 2010 annual shareholders meeting.

Dr. Jones is a University Professor Emerita at the University of Virginia's School of Engineering and Applied Science, where she has taught since 1988. From 1993 to 1997, Dr. Jones served as Director of Defense Research and Engineering in the U.S. Department of Defense, where she was responsible for management of the department's science and technology programs. Dr. Jones is currently a senior fellow of the Defense Science Board, a member of the National Academy of Engineering, a trustee of InQTel, and a member of the Executive Committee of the governing corporation of the Massachusetts Institute of Technology.  Since 1998, she has been a director of Science Applications International Corporation. Dr. Jones was also a founder and vice president of Tartan Laboratories, a trustee of the MITRE Corporation, and she served as vice-chair of the National Science Board, the governing board of the U.S. National Science Foundation. Dr. Jones has received the Computing Research Association’s Service Award, the Air Force Meritorious Civilian Service Award, and the Department of Defense Award for Distinguished Public Service.  She has published more than 50 technical articles and two books in the areas of computer software and systems.  Dr. Jones received her A.B. from Rice University in mathematics, her M.A. in literature from the University of Texas and a Ph.D. in computer science from Carnegie Mellon University.

“Anita’s deep technical expertise has been highly utilized and recognized by the defense and intelligence community as well as a number of organizations supporting the government, and we are honored to welcome her to our board, “ said ATSC Chairman and Chief Executive Officer Dr. Edward H. Bersoff.  “Her experience will be extremely valuable to us as we increasingly pursue growth opportunities in the defense and intelligence markets.”

Mr. Swartwout has over 30 years of operational and financial management experience in both public and private corporations.  Most recently, he served as co-chief executive officer and board member of Habasit Holding, the U.S. subsidiary of Habasit AG, a $700 million global supplier of precision conveyor belts.   Prior to this role, he spent 18 years with Summa Industries, a publicly- traded manufacturer of diversified plastic products for industrial and commercial markets, where he served as chairman, chief executive officer and chief financial officer.  Summa was acquired by Habasit and Mr. Swartwout led the integration and moved into the executive role at the new parent company.   Before his tenure at Summa, Mr. Swartwout served in several executive roles in various manufacturing firms. He is currently a director of Sparton Corporation, a publicly-traded, diversified electronics company and supplier of sophisticated electronic assemblies to the U.S. Navy and U.S. Coast Guard. Earlier in his career, he served as a Commissioned Officer in the U.S. Navy. Mr. Swartwout received a B.S. in Industrial Engineering from Lafayette College and an M.B.A. from the University of Southern California.

Dr. Bersoff further commented, “Jim’s extensive operational experience will be a valuable asset to ATSC.  His impressive track-record in formulating long-term strategic policies and initiatives to support growth will be very important to us as we continue to expand our business.”

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of May 24, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 24, 2010.

Additional information about ATSC may be found at www.atsc.com.

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400